EXHIBIT 99.1


Waste Holdings, Inc. Reports on the Annual Shareholders Meeting

RALEIGH, N.C., May 31 /PRNewswire/ -- Waste Holdings, Inc. (Nasdaq: WWIN - news; formerly known as Waste Industries, Inc.), a regional, non-hazardous solid waste services company, announced today the results of the Annual Shareholders Meeting held last night.

"Our Board of Directors remains strong and confident," stated Lonnie C. Poole, Jr., Chairman and CEO. Directors Lonnie C. Poole, Jr., Jim W. Perry, Paul L. Brunswick, J. Gregory Poole, Jr., Thomas F. Darden and Thomas C. Cannon were reelected at the meeting.

Steve Shaw, CFO was pleased to announce the ratification of Deloitte & Touche, LLP as auditors for the year ended December 31, 2001. There were no other matters addressed at the meeting.

During the Company's presentation, Jim Perry, COO discussed the Company's operating practices and the revenue mix for 1999 and 2000, along with a discussion of the growth in internalization. The Company has gone from no landfills in May of 1998 to currently owning and or operating ten landfills. Mr. Perry discussed the Company's information systems as well as the Company's performance.

Mr. Shaw then began his discussion with an overview of our 30-year history followed by annual comparisons of historical results to 2001 and 2002 estimates. Included in these were revenue estimates for 2001 of approximately $260 million and 2002 of approximately $277 million. EBITDA estimates included for 2001 were approximately $62 million and for 2002 approximately $68 million. Earnings per share included for 2001 were $0.74-$0.79 and 2002 were in the range of $1.01. Balance sheet estimates for 2001 included total assets at approximately $315 million and debt at approximately $201 million. For 2002, the balance sheet estimates were total assets at approximately $311 million with debt at approximately $178 million with a debt to total capitalization of 67%. All estimates given are prior to any merger or acquisition activity.

Lonnie Poole, CEO, finished by discussing the growth of the Company through internal growth, privatization opportunities and acquisitions, as well as landfill development projects. He also presented comparative valuations of WWIN to industry peers.

Waste Holdings, Inc. is a vertically integrated solid waste services company that provides collection, transfer, disposal and recycling services to commercial, industrial and residential customer locations in the states of North Carolina, South Carolina, Virginia, Tennessee, Mississippi, Alabama, Georgia and Florida. The Company currently operates 45 collection operations, 24 transfer stations, approximately 100 county convenience drop-off centers, eight recycling facilities and 10 landfills in the southeastern U.S.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include those regarding 2001 and 2002 operating results and balance sheet items. Forward-looking can generally be identified as such because the statement will include words such as the Company "expects," "believes,"

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"anticipates" or words of similar import. Similarly, statements that describe the Company's future plans, objectives or goals are also forward-looking statements. Forward-looking statements are subject to risks and uncertainties, such as risks in the development and operation of landfills, availability of landfill space, difficulties in managing growth, and weather conditions, that could cause actual results to differ materially from those currently anticipated. Consider these factors carefully in evaluating the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward- looking statements is contained from time to time in the Company's SEC filings. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements.